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                                                                    EXHIBIT 99.1


           IRT PROPERTY COMPANY REFINANCES $50 MILLION IN SENIOR NOTES


ATLANTA--(April 2, 2001)-- IRT Property Company (NYSE: IRT) today announced the sale of $50 million of 7.77% senior unsecured notes due April 1, 2006. Interest on the notes will be payable semi-annually on April 1 and October 1. Proceeds from the offering were used to repay $50 million of 7.45% senior unsecured notes due April 1, 2001.

         Commenting on the announcement, James G. Levy, Executive Vice President and Chief Financial Officer of IRT, said, "The strength of our balance sheet has always been an important component of our growth plans. This debt offering further enhances our capital structure and flexibility by eliminating any loan maturities until 2003. Our ability to complete this offering on favorable terms also demonstrates the strong demand for grocery-anchored shopping centers."

         A self-administered equity real estate investment trust, IRT specializes in Southeastern United States shopping centers. Anchor tenants include Publix, Kroger, Harris Teeter, Wal-Mart, Kmart and other popular national and regional chain stores. The portfolio of 92 shopping center investments includes approximately 9.6 million square feet of retail space.

         This press release may include forward-looking statements within the meaning of Section 7A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company's annual report on Form 10-K for the year ended December 31, 2000 under "Special Cautionary Notice Regarding Forward Looking Statements" and "Risk Factors," and otherwise in the Company's SEC reports and filings.